Exhibit 99.1

Contacts: Mattel News Media Dallas Lawrence Mattel, Inc. +1-310-252-6397 press@mattel.com	Mattel Securities Analysts Drew Vollero Mattel, Inc. +1-310-252-2703 drew.vollero@mattel.com

Mattel Completes Acquisition of MEGA Brands

Acquisition advances Mattel’s global growth strategy with expansion into rapidly growing

$4-billion Construction Building Sets Category and $2-billion Arts & Crafts Category

EL SEGUNDO, Calif. and MONTREAL; April 30, 2014 – Mattel, Inc. (NASDAQ: MAT) announced today that it has completed the acquisition of MEGA Brands Inc. (TSX: MB, MB.WT, MB.NT), through a wholly-owned subsidiary of Mattel, Inc., for approximately US$460 million. MEGA Brands, a trusted family of leading global brands founded and based in Montreal, is the No. 2 player in the $4-billion construction building sets category1 with its MEGA BLOKS® brand as well as a competitor in the $2-billion arts & crafts category2.

This acquisition represents one of the key avenues for achieving Mattel’s global growth strategy by entering strategic categories that can benefit from the brands, distribution reach and marketing strength of the world’s largest toy maker.

“We are pleased to welcome MEGA Brands into the Mattel family of companies and believe the opportunities for global expansion and product innovation created by this acquisition will be one of the key drivers of our global growth strategy in 2014 and beyond,” said Bryan G. Stockton, Mattel Chairman and Chief Executive Officer. “MEGA Brands provides Mattel meaningful and immediate exposure into two of the fastest growing categories in the toy aisle today and we plan to utilize our world-class portfolio of brands, markets and customers to build an even stronger and more profitable player in the construction as well as arts and crafts categories.”

Mattel’s portfolio of brands will complement MEGA Brands flagship MEGA BLOKS® construction sets and existing licensed brands, and creates the opportunity to grow the MEGA Brands sizable arts & crafts business, with brands including Rose Art® and Board Dudes®.

[1]	Construction building sets category is a ~$4 billion category in mature markets in the U.S. and Europe and growing in emerging and developing markets. Source: NPD
[2]	Arts & crafts category is ~$2 billion in mature markets in the U.S. and Europe. Source: NPD

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Geoff Massingberd, who Mattel named Chairman and President of MEGA Brands, assumes full leadership responsibility for MEGA Brands today. A native of Canada, Geoff began his career with Mattel in 1997 as the Vice President of Sales for Canada, and transitioned to leading Mattel’s International divisions in Canada, Australia, New Zealand, Asia and Latin America, and eventually the entire International division in his most recent role as Executive Vice President, International for Mattel.

“Working in a creative business, we understand the value of strong and talented leaders, teams and people, and I am excited by the opportunities Mattel’s global infrastructure will present both organizations as we work to grow together in the future,” said Massingberd.

Mattel plans to maintain MEGA Brands expertise in manufacturing, both in Montreal and Tennessee, and plans to maintain the headquarters in Montreal, seeking to tap into MEGA Brands proven skills in design and development in the construction and arts & crafts categories. MEGA Brands had net sales for fiscal year 2013 of US$405 million, and as a standalone company ranked among the top 15 toy companies globally in terms of sales, according to statistics published by the NPD in 2013.

In connection with the closing of the acquisition, MEGA Brands common shares and warrants are expected to be de-listed from the TSX within a few trading days. As previously announced, MEGA Brands also today refinanced and delivered a notice of redemption of all of its outstanding 10% senior secured debentures due March 30, 2015 at a redemption price equal to 105% of the principal amount of the debentures, plus accrued and unpaid interest, pursuant to the terms of the debenture indenture. The redemption is expected to be completed on May 12, 2014 and the debentures are expected to be de-listed from the TSX on or shortly after that date. MEGA Brands has also applied to Canadian securities regulators to cease to be a reporting issuer in each of the provinces and territories of Canada in which it is currently a reporting issuer.

Advisors and Legal Counsel

RBC Capital Markets acted as financial advisor, Latham & Watkins LLP acted as legal advisor and McCarthy Tetrault LLP acted as Canadian legal advisor to Mattel. Rothschild acted as financial advisor and Osler, Hoskin & Harcourt LLP acted as legal advisor to MEGA Brands.

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and in 2014 ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in

Mattel Completes Acquisition of MEGA Brands, page 3

El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

About MEGA Brands

MEGA Brands Inc. is a trusted family of leading global brands in construction toys, games & puzzles and arts & crafts. They offer engaging creative experiences for children and families through innovative, well-designed, affordable and high-quality products. MEGA® Brands includes MEGA BLOKS®, RoseArt®, MEGA Puzzles®, MEGA Games® and Board Dudes®. Visit http://www.megabrands.com for more information.

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Forward Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. Statements relating to the expected benefits of the proposed transaction and Mattel’s post-transaction plans, objectives, expectations and intentions are examples of such forward-looking statements. These forward-looking statements are based on the current beliefs, expectations and assumptions of Mattel management with respect to future events and are subject to a number of significant risks, uncertainties and factors that could cause actual results to differ materially from those expressed or implied by them, including, without limitation, the ability to retain key MEGA Brands personnel after the close of the transaction; ongoing relations between MEGA Brands and its suppliers, customers and other parties; and costs and other issues with respect to integrating MEGA Brands, its products and its employees with Mattel and achieving expected synergies. Additional factors that may cause results to differ materially from those described in the forward-looking statements are described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2014, as well as in Mattel’s other public statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so except as required by applicable law.

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